SEPARATION AGREEMENT

THIS AGREEMENT is entered into on the dates written below by and between Ameriwood Industries International Corporation, a Michigan corporation with headquarters at 171 Monroe, N.W., Grand Rapids, Michigan ("Ameriwood") and James Meier, an individual residing in Grand Rapids, Michigan ("Meier").

In consideration of the mutual promises and covenants set forth below, the parties agree as follows:

1. Meier's current position with Ameriwood, Corporate Vice President of Sales and Marketing, is being eliminated pursuant to a corporate reorganization and as a result, Meier's employment with Ameriwood will terminate effective June 30, 1996. Meier will remain available for his normal full-time employment, continue to receive his full salary and applicable benefits, and remain subject to all other current terms and conditions of employment with Ameriwood through that date, regardless of the extent to which his services are actually required by Ameriwood. Ameriwood's indemnification of Meier from liability in his current position will continue to and after the date of termination, in accordance with the terms of Meier's Indemnity Agreements and Amendments thereto. Meier's participation in Ameriwood's Management Incentive Plan will terminate on the date of Meier's employment termination.

2. Ameriwood shall continue to afford Meier the use of his Company-provided automobile and cellular telephone through June 30, 1996, at which time Meier will be required to return both to Ameriwood.

3. Meier's Management Retention Agreement, dated November 20, 1992, will terminate June 30, 1996, and the parties agree that Meier's termination is neither the result nor in anticipation of any "change in control," as that term is defined in such Management Retention Agreement. For purposes of Meier's Split Dollar Life Insurance Agreement, Severance Compensation Agreement and Stock Option Agreements, December 31, 1996 shall be deemed the date on which Meier's termination from employment occurs.

4. For the period July 1, 1996 through December 31, 1996, Meier will receive the following:

A. payments equal to his current regular bi-weekly salary in normal bi-weekly installments;

B. full health care, dental and vision care insurance coverages pursuant to timely COBRA notice and election, the premiums for which will be paid by Ameriwood unless and until Meier becomes re-employed and eligible for such coverages with a subsequent employer;

C. either continued participation in Ameriwood's Group Life/AD&D policies or Life/AD&D insurance coverage at identical levels from another carrier of Ameriwood's choice, at Ameriwood's expense and subject to proof of insurability, but with no limitation on Meier's choice of beneficiary;

D. a lump sum payment of eight thousand and no/100 dollars ($8,000.00) toward job search expenses as Meier anticipates expenses related to re-employment, payable to Meier on or within ten (10) days following June 30, 1996; and

E.  lump sum payments as follows:  $10,000.00 payable on or within ten
(10) days following June 30, 1996, provided Meier has performed his duties and handled all customer relations responsibilities satisfactorily as determined by Chuck Foley or, in his absence, Neil L. Diver; and an additional $10,000.00, also payable on or within ten (10) days following June 30, 1996, provided Ameriwood Furniture orders for the first two calendar quarters of 1996 are equal to or greater than the levels set forth in Ameriwood's Annual Operating Plan for 1996; and

F. on or within ten (10) days following the release of Ameriwood's audited 1996 financial results or March 31, 1997, whichever is earlier, payment of an amount calculated as a percent of incremental net revenue, such revenue to be defined as revenue from accounts not currently buying from Ameriwood or additional stock keeping unit revenue from selected existing accounts, as approved by Chuck Foley. The only accounts to which this incentive is applicable are specified in this paragraph, below. The percentage payment under this paragraph will be one percent (.01) of incremental net revenue during 1996 for these accounts, up to a maximum of Thirty Thousand and no/100 Dollars ($30,000.00). The accounts to which this incentive shall be applicable are: Walmart, K-Mart, Sears, Steelcase, Staples, Rent-A-Center, Sam's Club (incremental stock keeping units only) and Office Depot (incremental stock keeping units only).

Meier's entitlement to payments and benefits listed in subparagraph F., above, shall be conditioned upon Meier's agreement, at all times between the date this Agreement is executed and March 31, 1997, to refrain from any employment or other activity whatsoever, whether for himself or for any other person(s) or organization(s), in which he convinces any of Ameriwood's customers listed in subparagraph F, above, to purchase products that would displace those on sales of which the incremental net revenue in subparagraph F., above, is computed.

5. All amounts paid to Meier as described in this Agreement will be reported to appropriate governmental agencies as taxable income to the extent required, and appropriate withholding will be made where necessary. All such amounts are expressed as amounts prior to payment or withholding of any taxes, and Ameriwood will not gross-up the amounts or otherwise reimburse Meier for the taxes relating to such amounts. In addition, the amounts payable to Meier under this Agreement shall be subject to set off by or set off against any amounts to which Meier may become entitled under his November 20, 1992 Management Retention Agreement.

6. In consideration of the foregoing, Meier hereby releases and forever discharges Ameriwood, its officers, directors, shareholders, employees and agents from all claims, demands, charges, obligations, damages and liabilities of every kind and nature, and from all actions and causes of action which he had, has or may now have or hereafter maintain against Ameriwood, whether in law or in equity, known or unknown, arising in any way from his employment or termination from employment with Ameriwood.
This release and discharge is given by Meier for himself, his family members, heirs, successors and assigns and includes, but is not limited to, any and all claims, including claims for attorney fees, arising under the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination In Employment Act, the Americans With Disabilities Act, the Michigan Elliott-Larson Civil Rights Act, amendments to any of these statutes and all other relevant or potentially applicable state and federal statutes. This release and discharge also includes, but is not limited to, claims founded upon breach of contract, express or implied, retaliation or damage to Meier's person, reputation or well-being. Excluded from this release and discharge are rights or claims which may arise after the execution of this Agreement, as well as claims for any vested interest in a retirement benefit plan or for workers compensation.

7. In executing this Agreement, Meier acknowledges and warrants the following:

A. he was offered a period of twenty-one (21) days in which to consider the terms and conditions of this Agreement and, in the event he has chosen to execute this Agreement during such twenty-one (21) day period, his decision to forego the full twenty-one (21) day period was knowing and voluntary;

B. he was encouraged by Ameriwood to consult with an attorney or other advisor of his choosing regarding the terms and conditions of this Agreement;

C. he may revoke his acceptance of this Agreement and its terms at any time within seven (7) days of the date he has executed this Agreement, by delivering to Ameriwood written notice of such revocation;

D. he has read and understands each of the terms and conditions of this Agreement; and

E. his actions are voluntary and free from coercion or duress by Ameriwood or any of its representatives.

8. Separate and apart from the foregoing, Meier shall receive all accrued, but unused vacation benefits on or before the date of termination specified in paragraph 1, above. The parties agree that, as of the date this Agreement is fully executed, Meier has six (6) weeks accrued, but unused vacation entitlement.

9. Meier and Ameriwood agrees that neither the terms of this Agreement nor any information specifically relating to it may be disclosed to anyone other than a party or a party's immediate family, attorney(s) or accountant(s), except for disclosure which may be required by subpoena or lawful order of a governmental agency or court of law, or as otherwise required by law or regulation. Meier hereby warrants that he has not, at any time prior to his execution of this Agreement, disclosed or discussed the terms of this Agreement or information regarding its negotiation with anyone other than his attorney(s), accountant(s) or members of his immediate family. Meier hereby agrees that the confidentiality commitment made in this paragraph extends to and binds such attorney(s), accountant(s) and family members.

10 In executing this Agreement, each party specifically denies any wrongdoing as to the other party, and specifically disclaims any violation of law, contract or public policy, or commission of any tort.

11. The parties mutually agree that neither will disparage or denigrate the other or the other's reputation, name or goodwill in any communication, verbal or written, with any third-party, either during or after Meier's employment with Ameriwood and that this provision is of essence to this Agreement. Ameriwood agrees to execute the letter of reference for Meier that is attached to this Agreement as Exhibit A and incorporated herein by reference.

12. Meier acknowledges that he will, by June 30, 1996, deliver to Ameriwood all customer lists, price information, manuals, letters, notes, notebooks, reports or copies thereof, as well as any other confidential or proprietary information and any other materials, supplies or equipment that he may have or have had in his possession or under his control which he knows or has reason to know are the property of Ameriwood. Meier also acknowledges his ongoing obligation, as a condition of this Agreement, to refrain from disclosure of Ameriwood's confidential customer, market and process information to any third party following termination of his employment. Meier warrants that he has not, at any time in the past, provided or transferred any such confidential items or information to any third-party other than his attorney(s).

13. Meier agrees that he will, following his termination from employment, cooperate with and lend all reasonable assistance to Ameriwood should Ameriwood request such cooperation or assistance regarding any matter relevant to Meier's duties while employed with Ameriwood. For its part, Ameriwood agrees to reimburse Meier for all out-of-pocket expenses reasonably and necessarily incurred in such cooperation and assistance.

14. Meier understands and agrees that if he should receive any unemployment compensation benefits during the time he is receiving benefits under this Agreement, such unemployment compensation benefits shall be an off-set against any payments made pursuant to the terms of this Agreement. Ameriwood agrees that it will not contest any claim by Meier for unemployment compensation, absent conduct by Meier between the date of this Agreement and June 30, 1996 that would materially change the nature of Meier's separation from employment.

15. This Agreement shall be construed in accordance with and under the laws of the State of Michigan. It shall be binding on and inure to the benefit of Meier, Meier's spouse, heirs, successors and assigns, as well as Ameriwood, its divisions, affiliated entities, predecessors, successors and assigns.

16. This Agreement contains the entire understanding and agreement of the parties and supersedes all previous verbal and written agreements, except as otherwise expressly noted herein. The terms and conditions of this Agreement cannot be modified except in a subsequent writing agreed to and signed by Meier and the President and Chief Executive Officer of Ameriwood. In executing this Agreement, Meier warrants that he has neither received nor relied upon any promise or inducement from Ameriwood other than those contained herein.

WHEREFORE, the parties have entered into this Agreement on the dates written below.

Ameriwood Industries
Date: April 10, 1996
By: /s/ Charles R. Foley
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Charles R. Foley
Its: President and Chief
Executive Officer


Date: April 10, 1996
/s/ James Meier
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James Meier